EXHIBIT 99.1


            STERLING SOFTWARE ANNOUNCES STOCK REPURCHASE PROGRAM
                     AND ISSUES FOURTH QUARTER GUIDANCE


      DALLAS, TX (SEPTEMBER 3, 1999) - Sterling Software, Inc. (SSW-NYSE) today announced that the company has initiated a stock repurchase program under which the company may buy back up to five million shares of its outstanding common stock, and has issued guidance for the company's fourth quarter ending September 30, 1999.

      "We've been using our cash to make a series of great acquisitions this year - in systems management, network management, and most recently, in business intelligence," said Sterling L. Williams, president and chief executive officer of Sterling Software. "Today we're announcing another strategic use of our cash in what we believe is a vastly undervalued asset
- Sterling Software stock."

      The timing and total number of shares repurchased will depend on market conditions, and purchases may be made in open market, negotiated or block transactions, the company said. Sterling Software currently has approximately 84.3 million shares of common stock outstanding.

      "Just this week, we announced the completion of our acquisition of Information Advantage, Inc., a leader in business intelligence, and we think the synergy between our two product lines is superb - in fact, the merging of the companies has gone extraordinarily well," Mr. Williams said. "Because we disrupted their quarter with several weeks of intensive planning, however, we don't expect significant revenue from the former Information Advantage business in the month of September." Mr. Williams added that the company expects the acquisition to be dilutive to earnings per share in September, but accretive thereafter.

      Also earlier this week, the company announced changes in its application development business. "We did a thorough review of our application development business and completely realigned it to address the mushrooming market for enterprise e-business solutions, including both software tools and supporting services," said Geno P. Tolari, Sterling Software's chief operating officer. "This was absolutely the right thing to do for this business, but the realignment will impact our fourth quarter due to the changes we made." Mr. Tolari added that the company is executing an aggressive enterprise application integration strategy to enable the use of its COOL products to build web-enabled solutions.

      As a result of both the Information Advantage acquisition and the realignment of the application development business, Sterling Software issued guidance for the fourth quarter ending September 30, 1999. The net impact to the quarter is that the company currently expects the fourth quarter application management segment revenue to be down slightly from the third quarter of 1999, with operating profit margins for the segment in the low 20's. Current First Call consensus for earnings per share, before one-time acquisition-related charges, is $.52 for the fourth quarter ending September 30, 1999. The company currently expects EPS, before one-time acquisition-related charges, of approximately $.47 for the fourth quarter, or EPS before one-time acquisition-related charges and before amortization charges for intangibles associated with acquisitions, of approximately $.53.

      "We currently expect to be within the range of First Call EPS estimates for fiscal 2000, with bottom line growth over fiscal 1999 approaching 20 percent, or in excess of 20 percent when calculated before amortization charges for intangibles associated with acquisitions," Mr. Williams said. "We also currently expect top line growth in fiscal 2000 in excess of 20 percent."

      Sterling Software is a leading provider of software and services for the application development, business intelligence, information management, storage management, network management, VM systems management, and federal systems markets. The company is one of the 20 largest independent software companies in the world. Headquartered in Dallas, Sterling Software has a worldwide installed base of more than 20,000 customer sites and 3,700 employees in 90 offices worldwide. For more information on Sterling Software, visit the company's Web site at www.sterling.com.

      This news release contains certain forward-looking statements regarding Sterling Software's future results of operations. These statements -- which are identified by the use of the words "believes," "expects," "anticipates," "will," and similar expressions contemplating future events -- are subject to a number of significant assumptions and reflect the current views and expectations of the Company based on currently available information. Numerous factors, risks and uncertainties may affect the Company's operating results and could cause the Company's actual results to differ materially from the results included in or implied by the forward-looking statements contained in this news release. These factors, risks and uncertainties include, among other things, the size and timing of software purchases by customers, market acceptance of new and enhanced versions of the Company's product and service offerings, and uncertainties associated with Sterling Software's recent acquisition of Information Advantage, Inc. and the recent realignment of the Company's application development business. Moreover, the timing and amount of the Company's product revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain. In view of all of the foregoing, there can be no assurance that the Company's future results will meet expectations. Investors should pay particular attention to the important risk factors and cautionary statements described above, in the section of the Company's Annual Report on Form 10-K entitled "Certain Considerations Relative to the Company," and in the other documents the Company files from time to time with the Securities and Exchange Commission.

CONTACTS:


FINANCIAL ANALYSTS:                   MEDIA:

Julie Kupp                            Cindy Foor
Sterling Software                     Sterling Software
(214) 981-1000                        (214) 981-1000
julie.kupp@sterling.com               Cindy.foor@sterling.com